EXHIBIT 21.1

SUBSIDIARIES OF PACIFIC BIOMARKERS, INC.

Pacific Biomarkers, Inc., a Washington corporation

PBI Technology, Inc., a Washington corporation

Bioquant Inc., a Michigan corporation